Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-195412 and 333-202568 on Form S-3 and Registration Statement Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988, 333-157990, 333-170796, 333-181495, 333-184040, 333-184044, 333-189133 and 333-196943 on Form S-8 of our reports dated February 29, 2016, with respect to the consolidated financial statements and schedule of Pinnacle Entertainment, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc., and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Las Vegas, Nevada
February 29, 2016